                                                                     EXHIBIT 2.9

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") made and entered into this 8th day of April by and between BOOMERSHINE AUTOMOTIVE GROUP, INC., a GEORGIA corporation ("Boomershine" or the "Absorbed Corporation") and SUNBELT AUTOMOTIVE GROUP, INC., a GEORGIA corporation ("hereinafter Sunbelt" or the "Surviving Corporation") (Sunbelt and Boomershine are sometimes hereinafter referred to as the "Constituent Corporations").

                                    RECITALS

         WHEREAS, Boomershine is a corporation duly organized and existing under the laws of the State of Georgia;

         WHEREAS, Sunbelt is a corporation duly organized and existing under the laws of the State of Georgia;

         WHEREAS, the respective Boards of Directors of Sunbelt and Boomershine deem it advisable and in the best interests of the corporations' respective shareholders that Boomershine be acquired by Sunbelt through a merger ("Merger") of Boomershine and Sunbelt, in which Sunbelt shall acquire all of the business, assets and goodwill, subject to the liabilities, of Boomershine and that shares of Boomershine common stock shall be converted to shares of Sunbelt common stock on the terms and conditions hereinafter set forth;

         WHEREAS, under proper approval and authorization of their respective Boards of Directors and Shareholders, Sunbelt and Boomershine desire to enter into this Agreement to merge Boomershine into Sunbelt in accordance with the applicable provisions of the Georgia Business Corporation Code, as amended (the "Georgia Code"), which merger is intended to qualify as a tax free reorganization under sec.368 of the Internal Revenue Code of 1986, as amended.

         NOW, THEREFORE, in consideration of the premises and the mutual warranties and covenants set forth herein, the parties hereto agree as follows:


                                  SECTION 1.0

                                     MERGER

         1.1. Adoption of Plan. Sunbelt and Boomershine hereby adopt the plan of reorganization encompassed by this Agreement and hereby agree that Boomershine shall merge with and into Sunbelt on the terms and conditions set forth herein. Boomershine will, upon the filing of the Articles or Certificate of Merger (or upon the effective date set forth in the Articles or Certificate of Merger) contemplated by the Georgia Code Section 14-2-1105 (the "Effective Date"), merge with and into Sunbelt, and thereafter the separate existence of Boomershine will cease. As of the Effective Date, Sunbelt shall succeed to all of the rights, privileges, powers and property, including, without limitation, all contracts, patents, copyrights and other assets of every kind and description, of Boomershine, and Sunbelt shall assume all of the obligations and liabilities of Boomershine, excepting and excluding, (i) the minute books and stock records of Boomershine insofar as they relate solely to its organization and capitalization, and (ii) the rights of Boomershine arising out of this Agreement. The Merger will occur in accordance with the Georgia Code.

         1.2. Pending and Subsequent Actions. Boomershine will cooperate, and will cause its officers, directors and other employees to cooperate, with Sunbelt on and after the Effective Date

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(i) in effecting the collection of all receivables and other items owing to
Boomershine and (ii) in prosecuting claims and furnishing information, testimony and other assistance in connection with all actions, proceedings, arrangements or disputes based upon contracts, arrangements or acts of Boomershine which were in effect or which occurred on or prior to the Merger.

         1.3. Compliance with Georgia Code. The acts and things required to be done by the Georgia Code in order to make this Agreement effective, including the submission of this Agreement to the shareholders of both of the Constituent Corporations and the filing of the Articles or Certificate of Merger in the manner provided for in the Georgia Code, shall be attended to and done by the proper officers of the Constituent Corporations as soon as practicable.


                                  SECTION 2.0

                 DELIVERY OF STOCK; ARTICLES, BYLAWS, DIRECTORS,
          OFFICERS OF SURVIVING CORPORATION, ASSUMPTION OF LIABILITIES

         2.1. Conversion of Stock. Effective as of the Effective Date, each stock certificate representing shares of Boomershine common stock, along with any and all accrued and unpaid dividend rights with respect thereto, shall be deemed to represent a corresponding number of converted shares of Sunbelt common stock (the "Converted Shares"), and each right to purchase shares of Boomershine common stock shall be deemed to represent a right to purchase the respective number of Converted Shares of Sunbelt common stock, in each case as is determined by Section 2.2.

         2.2. Conversion Shares. For purposes of this Agreement "Converted Shares" shall mean the number of shares of Sunbelt common stock into which each share of Boomershine common stock will be converted on the Effective Date. All Boomershine common stock shall be converted, as a result of the Merger, into a number of Converted Shares which, in the aggregate, shall have a market value (based on the initial public offering price of the Sunbelt common stock as of the date the IPO is priced) equal to the total market value of Sunbelt minus the following (all as determined as of the pricing date of the IPO): (a) the aggregate market value of all Sunbelt common stock that is issued to the public pursuant to the IPO, (b) the aggregate market value of all Sunbelt common stock that is issued to the shareholders of Day's Chevrolet, Inc., Robertson Oldsmobile-Cadillac, Inc., Wade Ford, Inc. and Wade Ford Buford, Inc., (c) the aggregate market value of the Sunbelt common stock reserved pursuant to the Sunbelt 1997 and 1998 Stock Incentive Plan, on a fully liquidated basis, and
(d) the aggregate market value of all shares of Sunbelt common stock issued to officers of Sunbelt; provided, however, that said aggregate market value of the Converted Shares (the "Converted Shares Value") shall be no less than Thirty-Seven Million Dollars ($37,000,000.00). The Converted Shares shall be divided amongst the stockholders of Boomershine on a pro-rata basis on their stock ownership interest in Boomershine.

         2.3. Issuance and Delivery of Sunbelt Common Stock. Upon surrender of certificates representing Boomershine common stock, Sunbelt will issue and deliver, as provided in Section 2.4, certificates representing a number of whole shares of its common stock determined pursuant to Section 2.2 hereof. Fractional shares of Sunbelt common stock shall not be issued, but their cash value, as determined in good faith by the Board of Directors of Sunbelt, shall be paid for the fractional shares.

         2.4. Surrender and Conversion of Boomershine Share Certificates. All persons holding shares of Boomershine common stock shall surrender the certificates representing the shares of Boomershine common stock, either by certified mail, return receipt requested, or in person to: Charles K. Yancey, Chief Executive Officer of Sunbelt, at 5901 Peachtree-Dunwoody Road, Building B, Suite 250, Atlanta, Georgia 30328, or such other location as Sunbelt shall advise


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
such holders in writing. Upon receipt of the surrendered share certificate(s) of Boomershine common stock, a replacement certificate reflecting shares of Sunbelt common stock, in a number prescribed by Section 2.2 hereof, shall be issued and caused to be delivered in accordance with this Agreement.

     2.5  Articles, Bylaws, Directors and Officers of Surviving Corporation.

          2.5.1. Articles of Incorporation and Bylaws. From and after the Effective Date, the Articles of Incorporation of Sunbelt, as in effect at such date, shall be the Articles of Incorporation of the Surviving Corporation and shall continue in effect until the same shall be altered, amended or repealed as therein provided or as provided by law. From and after the Effective Date, the Bylaws of Sunbelt, in effect at such date, shall be the Bylaws of the Surviving Corporation and shall continue in effect until the same shall be altered, amended or repealed as therein provided or as provided by law.

          2.5.2 Directors and Officers. The persons who are directors and officers of Sunbelt immediately prior to the Effective Date shall continue as the directors and officers of the Surviving Corporation and shall continue to hold office as provided in the Bylaws of the Surviving Corporation, Sunbelt.

     2.6  Employee Plans.

          2.6.1. Employment Agreements. As of the Effective Date, Sunbelt will assume all employment agreements and employment, salary and fringe benefit arrangements and obligations of Boomershine.

          2.6.2. Other Agreements. As of the Effective Date, Sunbelt will assume mutatis mutandis any and all agreements of Boomershine, and agrees to be bound by the terms and conditions of each such agreement.


                                  SECTION 3.0

                               DISSENTING RIGHTS

     3.1 Notwithstanding anything in this Agreement to the contrary, shares of Boomershine's common stock that are issued and outstanding immediately prior to the Effective Date and that are held by stockholders who have not voted such shares in favor of the Merger and who have delivered a written demand for appraisal of such shares in the manner provided in Georgia Code Section 14-2-1301 et. seq. ("Dissenting Shares") shall have no right to receive any cash payment or other consideration based upon the applicable exchange rate unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to appraisal and payment under Georgia Code Section 14-2-1301 et. seq. If such holder shall have so failed to perfect, or shall have effectively withdrawn or lost such right, such holder's shares of Boomershine's common stock shall thereupon be deemed to have been cancelled and converted as described in Section 2 at the Effective Date, and each such share shall represent the right to receive the appropriate cash payment based upon the applicable exchange rate. Boomershine shall give Sunbelt prompt notice of any demands received by Boomershine for appraisal of its shares.

                                  SECTION 4.0

                          BOOMERSHINE REPRESENTATIONS
                                 AND WARRANTIES


     4.1. Corporate Organization. Boomershine is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia.

     4.2. Validity of Transaction. Boomershine has full right, power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Boomershine and constitutes the valid and legally binding obligation of Boomershine.

     4.3. Capitalization. Immediately prior to the Effective Date, the authorized capital stock of Boomershine shall consist solely of 500,000 shares of common stock, of which 72,000 shares will be issued and outstanding. Boomershine has no agreement or understanding to issue any other or additional capital stock.

     4.4. Litigation. Boomershine is not a party to any litigation or any governmental proceeding which would materially impact its financial condition and, to the best of its knowledge, there is no valid basis for any such litigation or proceeding. There is no judgment or order of any court or governmental authority in effect against Boomershine which would materially impact its financial condition.


                                  SECTION 5.0

                            SUNBELT REPRESENTATIONS
                                 AND WARRANTIES

     5.1. Corporate Organization. Sunbelt is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and is duly qualified to do business as a foreign corporation in each other jurisdiction in which the failure to so qualify would have a material adverse effect on its business as presently conducted and as proposed to be conducted.

     5.2. Validity of Transaction. Sunbelt has full right, power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Sunbelt and constitutes the valid and legally binding obligation of Sunbelt.

     5.3. Capitalization. Immediately prior to the Effective Date, the authorized capital stock of Sunbelt shall consist solely of 450,000,000 shares of Common stock, $.001 par value, of which 3,000 shares will be issued and outstanding, and 50,000,000 shares of Preferred Stock, $.001 par value.

     5.4. Litigation. Sunbelt is not a party to any litigation or any governmental proceeding and, to the best of its knowledge there is no valid basis for any such litigation or proceeding. There is no judgment or order of any court or governmental authority in effect against Sunbelt.

                                  SECTION 6.0

                              SUNBELT'S CONDITIONS
                               PRECEDENT TO CLOSE

         6.1. Performance of Acts and Undertakings of Boomershine. Each of the acts and undertakings of Boomershine to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed.

         6.2. Certified Resolutions. Boomershine shall have furnished Sunbelt with a copy, certified by Boomershine's secretary, of (1) a resolution or resolutions duly adopted by Boomershine's board of directors authorizing and approving this Agreement and directing that it be submitted to a vote of Boomershine's board of directors authorizing and approving this Agreement and directing that it be submitted to a vote of Boomershine's shareholders, and (2) a resolution or resolutions adopting this Plan and Agreement of Merger, duly approved by the holders of at least a majority of the total number of issued and outstanding shares of common stock of Boomershine.

         6.3. Approvals From Authorities. Sunbelt shall have received, or shall have satisfied itself that it will receive, in form satisfactory to Sunbelt, all necessary approvals of the transactions contemplated by this Agreement from authorities having any jurisdiction over the business of Boomershine or any Boomershine Subsidiary, so that Boomershine and Boomershine Subsidiaries may continue to carry on their business as presently conducted after consummation of the Merger; and no such approval shall have been withdrawn or suspended.

         6.4. Consents. All consents of other parties necessary to permit consummation of the Merger shall have been obtained.

         6.5. Adoption of Merger by Shareholders. At least a majority of the outstanding shares of Boomershine Common stock shall have been voted for the adoption of this Agreement and Plan of Merger.


         6.6. Filing of Articles or Certificates of Merger of Georgia. The Articles or Certificate of Merger shall have been filed in the office of the Secretary of State Articles or Certificates of for the Merger to become effective, or Sunbelt shall have satisfied itself that all such filings will be or are capable of being made effective as of the Closing Date.

         6.7. Registration Statement Effective. The Registration Statement on Form S-1 filed, or to be filed, pursuant to the Securities Act of 1933 with the Securities and Exchange Commission shall have been declared effective and shall not be subject to a stop order or any threatened stop order.



                                  SECTION 7.0

                  BOOMERSHINE'S CONDITIONS PRECEDENT TO CLOSE

         Boomershine's obligation to consummate the Merger is subject to the satisfaction on or prior to the Closing Date of the following conditions:

         7.1. Performance of Acts and Undertakings by Sunbelt. Each of Sunbelt's acts and undertakings to be performed on or before the Closing Date pursuant to this Agreement shall have been performed.


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
         7.2. Certified Resolutions. Sunbelt shall have furnished Boomershine with certified copies of (1) resolutions duly adopted by the board of directors of Sunbelt authorizing and approving the execution and delivery of this Plan and Agreement of Merger and authorizing the consummation of the transactions contemplated by this Agreement, and (2) resolutions adopting the Plan of Merger approved by the holders of at least a majority of the total number of issued and outstanding shares of common stock of Sunbelt.

         7.3. Shareholder Vote. At least a majority of the outstanding shares of common stock of Sunbelt shall have been voted for the adoption of this Agreement and Plan of Merger.

                                  SECTION 8.0

                               FURTHER ASSURANCES

         Sunbelt and Boomershine each agrees that from time to time, as and when requested by the other, it will execute, acknowledge, deliver and file all proper deeds, assurances, assignments, bills of sale, assumptions and other documents, and do, or cause to be done, all other acts and things necessary or proper in order to vest, perfect, assure or confirm in Sunbelt title to and possession of all the property, rights, privileges, powers, franchises, bank accounts, contracts, patents, copyrights, and stated liabilities of Boomershine, or otherwise necessary or proper to carry out the intent and purposes of this Agreement.

                                  SECTION 9.0

                         TERMINATION OF THIS AGREEMENT

         This Agreement and the transactions contemplated under this Agreement may be terminated at any time prior to the Closing Date, either before or after the meeting of Boomershine's shareholders:

         (a)      By mutual consent of Sunbelt and Boomershine;

         (b) By Boomershine or by Sunbelt if the Effective Date referred to in paragraph 1.1 has not occurred by January 1, 1999.

         (c) By Sunbelt or Boomershine if the Registration Statement for Sunbelt's IPO has not been declared effective by July 1, 1998.


                                  SECTION 10.0

                                RIGHT TO PROCEED

         In the event that this Agreement is terminated pursuant to Section 9 because of the failure to satisfy any of the conditions specified in Section 6 or Section 7, all further obligations of Sunbelt and of Boomershine under this Agreement shall terminate without further liability of Sunbelt to Boomershine or Boomershine to Sunbelt.


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
                                  SECTION 11.0

                  RETURN OF DOCUMENTS IN EVENT OF TERMINATION

         In the event of the termination of this Agreement for any reason, Sunbelt will return to Boomershine all documents, work papers, and other materials (including copies) relating to the transactions contemplated by this Agreement, whether obtained before or after execution of this Agreement. Sunbelt will not use any information so obtained for any purpose, and will take all practicable steps to have such information kept confidential

                                  SECTION 12.0

                                 MISCELLANEOUS

         12.1. Amendments. At any time before or after approval and adoption by the shareholders of Boomershine, this Agreement may be amended in any manner (except that the provisions of Section 2 may not be amended without the approval of the shareholders of Boomershine) as may be determined in the judgment of the respective Boards of Directors of Sunbelt and Boomershine to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intentions of this Agreement

         12.2. Attorney Fees and Costs in Event of Termination. In the event of the termination of this Agreement for any reason, each party shall bear its own costs and expenses, including attorney fees.

         12.3. Public Announcement. Neither Sunbelt nor Boomershine, without the consent of the other, shall make any public announcement or issue any press release with respect to this Agreement or the transactions contemplated by it, which consent shall not be unreasonably withheld.

         12.4. Meeting of Boomershine's Shareholders. Boomershine shall take all necessary steps to call a meeting of its shareholders, if unanimous consent is not obtained, to be held no later than ten (10) days from the date of this Agreement.

         12.5. Governing Law; Successors and Assigns; Counterparts; Entire Agreement. This Agreement (a) shall be construed under and in accordance with the laws of the state of Georgia, without regard to conflict or choice of law principles; (b) shall be binding on and shall inure to the benefit of the parties to the Agreement and their respective successors and assigns; (c) may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts shall have been signed by each of the parties and delivered to Sunbelt and Boomershine; and (d) embodies the entire agreement and understanding, superseding all prior agreements and understanding, superseding all prior agreements and understandings between Boomershine and Sunbelt relating to the subject matter of this Agreement.

         12.6. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, on the first day after delivery to or pickup by an overnight courier (e.g., Federal Express) with instructions for next day delivery, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:



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
         To Boomershine and its Subsidiaries at:

         2150 Cobb Parkway
         Smyrna, GA 30080
         Attn.: Walter M. Boomershine, Jr.
         To Sunbelt and its Subsidiary at:

         To Sunbelt and its Subsidiaries at:

         5901 Peachtree Dunwoody Road
         Building B, Suite 250
         Atlanta, GA 30328
         Attn: General Counsel

         Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

         12.7. Expenses. If the Merger contemplated hereby becomes effective, all expenses incurred hereunder shall be borne by the Surviving Corporation. If, for any reason other than breach of the covenants of the parties set forth herein, the Merger shall not become effective or shall be abandoned, then each of the Constituent Corporations shall bear its own expenses, separately incurred in connection herewith, with no liability to the other party hereto, and each shall pay one-half of the expenses incurred by them jointly.

         12.8. No Broker. Each of the Constituent Corporations represents to the other that it has not incurred and will not incur any liability for brokerage fees or agents' commissions in connection with the Agreement and the Merger contemplated hereby.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by their duly authorized officers and their corporate seals to be hereto affixed effective as of the date first written above.

                                             BOOMERSHINE AUTOMOTIVE GROUP, INC.
                                             a Georgia corporation




                                             By:/s/ Walter M. Boomershine, Jr.
                                                --------------------------------
                                                Walter M. Boomershine, Jr.,
                                                President


ATTEST:

/s/ Charles K. Yancey
------------------------
Charles K. Yancey
Secretary/Treasurer

[Corporate Seal]


                      (SIGNATURES CONTINUED ON NEXT PAGE)

                                    SUNBELT AUTOMOTIVE GROUP, INC.,
                                    a Georgia corporation




                                    By: /s/  Stephen C. Whicker
                                       -------------------------------------
                                       Stephen C. Whicker, Secretary
                                       and General Counsel


ATTEST:

/s/  Ricky L. Brown
-----------------------------
Ricky L. Brown, Treasurer
and Assist. Secretary

[Corporate Seal]

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

         This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is entered into as of June 19, 1998 by and among BOOMERSHINE AUTOMOTIVE GROUP, INC., a Georgia corporation ("BAG") and SUNBELT AUTOMOTIVE GROUP, INC., a Georgia corporation ("Sunbelt"). BAG and Sunbelt are referred to individually as a "Party" and collectively as the "Parties."

                              W I T N E S S E T H:

         WHEREAS, the Parties are parties to that certain Agreement and Plan of Merger entered into as of April 8, 1998 (the "Agreement"); and

         WHEREAS, the Parties desire to amend the Agreement, with such amendment to be effective as set forth in this Amendment.

         NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein and in the Agreement, the Parties hereto hereby agree as follows:

1. EFFECTIVE DATE OF AMENDMENT. The Parties agree that this Amendment shall be effective as of the date first set forth above.

2. AMENDMENTS TO AGREEMENT. The Parties agree that the following sections of the Agreement shall be amended as follows:

         a. Section 9.0(c) of the Agreement shall be deleted in its entirety and the following provision shall be inserted in lieu thereof:

         (c) By Sunbelt or Boomershine if the Registration Statement for Sunbelt's IPO has not been declared effective on or before July 31, 1998.

         b. Sections 2.2 and 2.3 of the Agreement shall be deleted in their entirety and the following provisions shall be inserted in lieu thereof:

         2.2 Converted Shares. For purposes of this Agreement, "Converted Shares" shall mean the number of shares of Sunbelt common stock into which each share of Boomershine common stock will be converted on the Effective Date.

         2.3 Issuance and Delivery of Sunbelt Common Stock. Upon surrender of certificates representing Boomershine common stock, Sunbelt will issue and deliver, as provided in Section 2.4 hereof, certificates representing a number of whole shares of Sunbelt's unregistered common stock determined by the following exchange rate: subject to the terms and conditions of this Agreement, fifty-two and 78/100 (52.78) shares of Sunbelt's unregistered common stock shall be issued in exchange for each one (1) share of Boomershine common stock issued and outstanding as of the Effective Date. Fractional shares of Sunbelt common stock shall not be issued, but their cash value, as determined in good faith by the Board of Directors of Sunbelt, shall be paid for any fractional shares.

         c. The words "3,000 shares" in Section 5.3 of the Agreement shall be deleted and the words "255,202 shares" shall be inserted in lieu thereof.

3. USE OF DEFINED TERMS; ENTIRE AGREEMENT. All capitalized terms that are used but not expressly defined in this Amendment have the meanings ascribed to them in the Agreement, and the definitions of those terms in the Agreement are incorporated by reference in this Amendment. Each reference to the Agreement shall be deemed to refer to the Agreement as amended by this Amendment. This Amendment and the documents contemplated by it record the final, complete, and exclusive understanding between the Parties regarding the modification of the Agreement described herein. Except as amended and modified by this Amendment the Agreement remains in full force and effect in accordance with its respective terms.

4. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule that would cause the laws of any other jurisdiction to apply.

         IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed, effective as of the date and year first above written.

                                           "BAG:"
ATTEST:                                    BOOMERSHINE AUTOMOTIVE GROUP, INC.

BY:                                        BY:  /s/ Walter M. Boomershine, Jr.
     --------------------------------           --------------------------------
     Charles K. Yancey                          Walter M. Boomershine, Jr.
     Secretary/Treasurer                        President
           [CORPORATE SEAL]


                                           "SUNBELT:"
ATTEST:                                    SUNBELT AUTOMOTIVE GROUP, INC.


BY:                                        BY:  /s/ S. C. Whicker
     --------------------------------           --------------------------------
     Name:                                      Name: /s/ Stephen C. Whicker
           --------------------------                 --------------------------
     Title:                                     Title:    Secretary
           --------------------------                 --------------------------
           [CORPORATE SEAL]

                              SECOND AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

         This SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is entered into as of July 30, 1998 by and among BOOMERSHINE AUTOMOTIVE GROUP, INC., a Georgia corporation ("BAG"), and SUNBELT AUTOMOTIVE GROUP, INC., a Georgia corporation ("Sunbelt"). BAG and Sunbelt are referred to individually as a "Party" and collectively as the "Parties."

                                  W I T N E S S E T H :

         WHEREAS, the Parties are parties to that certain Agreement and Plan of Merger entered into as of April 8, 1998, which was amended by a First Amendment to Agreement and Plan of Merger dated June 19, 1998 (the "Agreement"); and


         WHEREAS, the Parties desire to further amend the Agreement, with such amendment to be effective as set forth in this Amendment.

         NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the Parties hereto hereby agree as follows:

1. EFFECTIVE DATE OF AMENDMENT. The Parties agree that this Amendment shall be effective as of the date first set forth above.

2. AMENDMENTS TO AGREEMENT. The Parties agree that the Agreement shall be amended as follows:

         a. Section 9.0(c) of the Agreement shall be deleted in its entirety and the following provision shall be inserted in lieu thereof:

         "(c) By Sunbelt or Boomershine if the Registration Statement for Sunbelt's IPO has not been declared effective on or before September 1, 1998."

         b.     A new Section 1.4 shall be inserted which will read as follows:

         "1.4   Filing of Certificate of Merger. Sunbelt shall, pursuant to
                Section 14-2-1105 of the Georgia Business Corporation Code, file a Certificate of Merger substantially in the form attached hereto as Exhibit "A" with the Secretary of State immediately upon the occurrence of the following two conditions:

                (i) the Registration Statement of Sunbelt has been declared effective by the Securities and Exchange Commission, and

              (ii) the Underwriting Agreement between Sunbelt and Raymond James & Associates, Inc. has been signed by both parties."

3. USE OF DEFINED TERMS; ENTIRE AGREEMENT. All capitalized terms that are used but not expressly defined in this Amendment have the meanings ascribed to them in the Agreement, and the definitions of those terms in the Agreement are incorporated by reference in this Amendment. Each reference to the Agreement shall be deemed to refer to the Agreement as amended by this Amendment and the prior Amendment dated June 19, 1998. This Amendment and the documents contemplated by it record the final, complete, and exclusive understanding between the Parties regarding the modification of the Agreement described herein. Except as amended and modified by this Amendment and the prior Amendment dated June 19, 1998, the Agreement remains in full force and effect in accordance with its respective terms.

4. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule that would cause the laws of any other jurisdiction to apply.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed, effective as of the date and year first above written.

                                          "BAG:"
ATTEST:                                   BOOMERSHINE AUTOMOTIVE GROUP, INC.


BY: /s/ Charles K. Yancey                 BY: /s/ Walter M. Boomershine, Jr.
    ------------------------------            ----------------------------------
    Name: Charles K. Yancey                   Name: Walter M. Boomershine, Jr.
          ------------------------                  ----------------------------
    Title: Sec.                               Title: Pres.
          ------------------------                  ----------------------------

    [CORPORATE SEAL]



                                          "SUNBELT:"
ATTEST:                                   SUNBELT AUTOMOTIVE GROUP, INC.


BY: /s/ Nicholas S. Gibson                BY: /s/ Charles K. Yancey
    ------------------------------            ----------------------------------
    Name: Nicholas S. Gibson                  Name: Charles K. Yancey
         -------------------------                  ----------------------------
    Title: Ass't Sec.                         Title: Pres.
          ------------------------                  ----------------------------

    [CORPORATE SEAL]



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